Exhibit 1A.12

Licensed to practice in Minnesota, Iowa

North Dakota, South Dakota and Wisconsin

MSBA Board Certified Real Property Specialist

April 24, 2024

SUBMITTED VIA EDGAR

Division of Corporation Finance
U.S. Securities & Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re:       Azotto Technology, LLC Form 1-A

Dear Sir/Madam:

Please be advised that our firm represents Azotto Technology, LLC (the “Issuer”) in connection with the Issuer’s Regulation A+ offering.

In accordance with Part III for Form 1-A, the undersigned is of the opinion that the securities covered by the Offering Statement are legal, and when issued, will be binding obligations of the Issuer.

Please contact the undersigned as to any questions regarding this correspondence.

Sincerely,

CHESTNUT CAMBRONNE PA

/s/ Jeffrey C. O’Brien

cc:	Azotto Technology, LLC